EXHIBIT 10.98

AMENDMENT NO. 1 TO
MASTER AGREEMENT
This AMENDMENT NO. 1 dated as of December 20, 2012 to a certain MASTER AGREEMENT, dated as of December 23, 2011 (this “Agreement”), is made by and among SunPower Corporation, a Delaware company (“SunPower”), Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total G&P”), and Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”). Capitalized terms used herein and not otherwise defined herein, shall have the meaning ascribed to such terms in the Master Agreement.
W I T N E S S E T H:
WHEREAS, by the terms of Clause 1.7(ii) of the Master Agreement, the parties agreed that the affiliated companies of the Guarantor would endeavor to develop a multi megawatt project in a high DNI (e.g. Middle East) country with SunPower's C7 product;
WHEREAS, SunPower and Guarantor have agreed that their common interest in C7 technology project development would be best promoted by the development of a number of small scale demonstration projects each of which would aim to have the effect of demonstrating to potential investors and customers the attractiveness and competitiveness of the C7 technology (each a “C7 Demonstration Project”);
WHEREAS, the parties have agreed to an overall budget of US$ 2.5 million for the 2013 calendar year corresponding to up to ten (10) C7 Demonstration Projects, representing cumulatively around 2 megawatts of peak power generation capacity;
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, SunPower, Total G&P and Guarantor hereby agree as follows:
Section 1    Demonstration Projects. The parties agree that each project shall have the objective of demonstrating to a potential investor or significant customer, on a demonstration facility scale, the attractiveness and competitiveness of the C7 technology. The parties further agree that the maximum number of such projects shall be ten (10), that the cumulative cost to Total G&P of participating in such C7 Demonstration Projects shall be not more than US$ 2.5 million, and that the commitments to supply, build and operate shall be entered into in 2013, unless otherwise agreed by the Parties.

Section 2    Amendments. Clause 1.7 (ii) of the Master Agreement is hereby amended as follows:

“(ii)    develop up to ten (10) C7 Demonstration Projects representing cumulatively approximately 0,25 megawatts of peak power generation capacity at a total cost to Total G&P of not more than US$ 2.5 million located in high DNI countries (including the Middle East), provided, however, that the agreements with third parties creating binding commitments to supply, build and operate such C7 Demonstration Projects shall be entered into on or before December 31, 2013, unless otherwise agreed.”

Clause 3.1 is hereby amended to insert the following new definition:

““C7 Demonstration Project” means a small scale solar power generation project using SunPower's C7 technology which aims to have the effect of demonstrating to potential investors and/or significant customers the attractiveness and competitiveness of the C7 technology.”

Section 3.2    Terms Generally; Interpretation. Except to the extent that the context otherwise requires, the terms of this Amendment No.1 shall be shall be understood and interpreted in accordance with the Master Agreement.
Section 3.3    Notices. All notices and other communications hereunder shall be delivered in accordance with the Master Agreement.
Section 3.4    Severability. In the event that any provision of this Amendment No.1, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment No.1 will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Amendment No.1 with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
Section 3.5    Entire Agreement. This Amendment No. 1 and the Master Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party hereto agrees that neither SunPower, on the one hand, nor Total G&P or the Guarantor, on the other hand, makes any representations or warranties, express or implied, whatsoever, including as to the accuracy or completeness of any other information, made (or made available) by itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Amendment No.1 or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's Representatives of any documentation of any other information with respect to any one or more of the foregoing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Amendment No.1, nothing in this Amendment No.1 shall relieve any party hereto for liability arising out of fraud or intentional misrepresentation.
Section 3.6    Assignment. Neither this Amendment No. 1 Agreement nor any right, interest or obligation under it may be assigned or delegated by any party to the Master Agreement by operation of law or otherwise without the prior written consent of the other parties to this Amendment No.1 and any attempt to do so will be void.
Section 3.7    No Third-Party Beneficiaries. This Amendment No.1 is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment No.1.

Section 3.8    Governing Law. This Amendment No.1 shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
Section 3.9    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Amendment No.1 were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto agree that, in the event of any breach or threatened breach by the SunPower, on the one hand, or Total G&P or the Guarantor, on the other hand, of any of their respective covenants or obligations set forth in this Amendment No.1, SunPower, on the one hand, and Total G&P or the Guarantor, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Amendment No.1 or to enforce compliance with, the covenants and obligations of the other under this Amendment No.1. SunPower, on the one hand, and Total G&P or the Guarantor, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Amendment No.1 by such party (or parties), and to specifically enforce the terms and provisions of this Amendment No.1 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Amendment No.1. The parties hereto further agree that (a) by seeking the remedies provided for in this Section 3.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Amendment No.1 (including monetary damages) in the event that this Amendment No.1 has been terminated or in the event that the remedies provided for in this Section 3.9 are not available or otherwise are not granted, and (b) nothing set forth in this Section 3.9 shall require any party hereto to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 3.9 prior or as a condition to exercising any termination right (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 3.9 or anything set forth in this Section 3.9 restrict or limit any party's right to terminate this Amendment No.1 in accordance the express terms set forth herein or pursue any other remedies under this Amendment No.1 that may be available then or thereafter.
Section 3.10    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
Section 3.11    Consent to Jurisdiction. Each of the parties hereto irrevocably consents and submits itself and its properties and assets to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Amendment No.1 or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which such Person might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Legal Proceedings relating to or arising out of this

Amendment No.1 or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
Section 3.12    Waiver Of Jury Trial. EACH OF SUNPOWER, TOTAL G&P AND GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE MASTER AGREEMEBNT AS AMENDED BY THIS AMENDMENT NO.1 OR THE ACTIONS OF SUNPOWER, TOTAL G&P OR GUARANTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 3.13    Counterparts. This Amendment No.1 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Amendment No.1.
IN WITNESS WHEREOF, the undersigned have caused this Amendment No.1 to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS
By:	/s/ Arnaud Chaperon
	Name:	Arnaud Chaperon
	Title:	President
TOTAL S.A.
By:	/s/ Bernard Clement
	Name:	Bernard Clement
	Title:	Senior Vice President, Business Operations, New Energies

SUNPOWER CORPORATION
By:	/s/ Thomas H. Werner
	Name:	Thomas H. Werner
	Title:	Chief Executive Officer